Exhibit 99.2

Migo Corporation Limited
407 Yu To Sang Building, 37 Queen’s Road Central, Hong Kong
Professional Services | Industry Experts | Project Advisory & Consultancy Services info@migo-corp.com | Tel: 2778 2859 | Fax: 2638 2177

Date: August 29, 2025

The Board of Management

Agencia Comercial Spirits Ltd

No. 65, Ln. 114, Xishi Rd., Xi’an Vil., Fengyuan Dist.

Taichung City 42061, Taiwan (R.O.C.)

Re: Agencia Comercial Spirits Ltd

Ladies and Gentlemen,

We understand that Agencia Comercial Spirits Ltd (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,
For and on behalf of
Migo Corporation Limited

/s/ Juliana Lai
Juliana Lai
Director of Project